PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-36480




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:


                                                                        Primary
                                                           Share        Trading
               Name of Company              Ticker        Amounts       Market
--------------------------------------- ------------- -------------- -----------
AmSouth Bancorporation                       ASO              12          NYSE
Bank One Corporation                         ONE              33          NYSE
BB&T Corporation                             BBT              10          NYSE
Comerica Incorporated                        CMA               5          NYSE
Fifth Third Bancorp                          FITB           13.5         NASDAQ
F1eetBoston Financial Corporation            FBF              25          NYSE
KeyCorp                                      KEY              13          NYSE
Marshall & Ilsley Corporation                 MI               6          NYSE
Mellon Financial Corporation                 MEL              14          NYSE
National City Corporation                    NCC              18          NYSE
Northern Trust Corporation                   NTRS              7         NASDAQ
State Street Corporation                     STT              10          NYSE
SunTrust Banks, Inc.                         STI               9          NYSE
Synovus Financial Corp.                      SNV               8          NYSE
The PNC Financial Services Group, Inc.       PNC               9          NYSE
U.S. Bancorp                                 USB           56.83          NYSE
Wachovia Corporation                          WB              41          NYSE
Wells Fargo & Co.                            WFC              24          NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2003.